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                                                                        Page 1

                               U.S. LONG DISTANCE CORP.


                         EXECUTIVE COMPENSATION DEFERRAL PLAN
                         (With Company Matching Contribution)

                                       RESTATED


                             EFFECTIVE DECEMBER 12, 1995

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                                                                        Page 2

                                  TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----
ARTICLE 1     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .  1

    1.1  "Beneficiary" or "Beneficiaries". . . . . . . . . . . . . . . . .  1
    1.2  "Board" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.3  "Change of Control" . . . . . . . . . . . . . . . . . . . . . . .  1
    1.4  "Company" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.5  "Company Matching Contribution" . . . . . . . . . . . . . . . . .  2
    1.6  "Deferred Compensation Accounts". . . . . . . . . . . . . . . . .  2
    1.7  "Disability". . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.8  "Eligible Compensation" . . . . . . . . . . . . . . . . . . . . .  2
    1.9  "Eligible Compensation Deferral Contribution" . . . . . . . . . .  2
    1.10 "Interest Crediting Rate" . . . . . . . . . . . . . . . . . . . .  2
    1.11 "Participant" . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.12 "Plan". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.13 "Plan Entry Date" . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.14 "Plan Year" . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.15 "Retirement". . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.16 "Termination for cause" . . . . . . . . . . . . . . . . . . . . .  3
    1.17 Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 2     ELIGIBILITY. . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 3     ELIGIBLE COMPENSATION DEFERRAL ELECTION. . . . . . . . . . .  3

    3.1  Amount of Eligible Compensation Deferral. . . . . . . . . . . . .  3
    3.2  Vesting of Eligible Compensation Deferral . . . . . . . . . . . .  4

ARTICLE 4     COMPANY MATCHING CONTRIBUTIONS . . . . . . . . . . . . . . .  4

    4.1  Amount of Company Matching Contribution . . . . . . . . . . . . .  4
    4.2  Vesting of Company Matching Contributions . . . . . . . . . . . .  4

ARTICLE 5     DEFERRED COMPENSATION ACCOUNTS . . . . . . . . . . . . . . .  5

    5.1  Establishment of Deferred Compensation Accounts . . . . . . . . .  5

         (a)  Eligible Compensation Deferral Account . . . . . . . . . . .  5
         (b)  Company Matching Contribution Account. . . . . . . . . . . .  5

    5.2  Crediting of Interest . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 6     BENEFIT OF PAYMENT . . . . . . . . . . . . . . . . . . . . .  5

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                                                                        Page 3

    6.1  Amount of Benefit . . . . . . . . . . . . . . . . . . . . . . . .  5
    6.2  Payment Events. . . . . . . . . . . . . . . . . . . . . . . . . .  6
    6.3  Time and Manner of Payment of Benefits. . . . . . . . . . . . . .  6
    6.4  Death After the Commencement of Installment Benefit Payments. . .  6
    6.5  Payment of Benefits From General Assets; Unsecured Creditor
         Status of Participants. . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE 7     ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . .  7

    7.1  Administration by the Company . . . . . . . . . . . . . . . . . .  7

ARTICLE 8     AMENDMENT OR TERMINATION . . . . . . . . . . . . . . . . . .  8

    8.1  Amendment or Termination. . . . . . . . . . . . . . . . . . . . .  8
    8.2  Effect of Amendment or Termination. . . . . . . . . . . . . . . .  8

ARTICLE 9     GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . .  8

    9.1  No Guarantee of Benefits. . . . . . . . . . . . . . . . . . . . .  8
    9.2  No Enlargement of Employee Rights . . . . . . . . . . . . . . . .  8
    9.3  Spendthrift Provision . . . . . . . . . . . . . . . . . . . . . .  8
    9.4  Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . .  8
    9.5  Incapacity of Recipient . . . . . . . . . . . . . . . . . . . . .  9
    9.6  Corporate Successors. . . . . . . . . . . . . . . . . . . . . . .  9
    9.7  Unclaimed Benefits. . . . . . . . . . . . . . . . . . . . . . . .  9
    9.8  Limitations on Liability. . . . . . . . . . . . . . . . . . . . .  9

ARTICLE 10  CLAIMS FOR BENEFITS  . . . . . . . . . . . . . . . . . . . . .  9

    10.1 Claims Procedure. . . . . . . . . . . . . . . . . . . . . . . . .  9
    10.2 Review Procedure. . . . . . . . . . . . . . . . . . . . . . . . . 10

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                                                                        Page 4

                               U.S. LONG DISTANCE CORP.

                         EXECUTIVE COMPENSATION DEFERRAL PLAN
                         (With Company Matching Contribution)

                                       RESTATED
                                    PLAN DOCUMENT


    The U.S. LONG DISTANCE CORP. EXECUTIVE COMPENSATION DEFERRAL PLAN (the "Plan"), originally effective January 1, 1994, is hereby amended effective the 12th day of December, 1995. The Plan is established and maintained by U.S. LONG DISTANCE CORP. (the "Company") solely for the purpose of permitting a select group of management and/or highly compensated employees to defer all or a portion of their Compensation and to provide for a partial Company Matching Contribution.

    Accordingly, U.S. LONG DISTANCE CORP. hereby adopts the Plan pursuant to the terms and provisions hereinafter set forth and designates the Company as Plan Administrator of this Plan.

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                                                                        Page 5

                                      ARTICLE 1

                                     DEFINITIONS


    Whenever used herein, the following terms shall have the meanings as set forth in this Article:

1.1 "Beneficiary" or "Beneficiaries" means the individual or individuals designated by a Participant on a Beneficiary Form filed with the Company to receive the amount of benefit specified in Section 6.1 in the event of the Participant's death prior to Retirement, Disability, or other lifetime termination of employment, or to receive the death benefit as provided in
    Section 6.4 in the event of the Participant's death while receiving installment payments after the occurrence of one of such events. If a Participant has not designated any beneficiary, or if no designated beneficiary is living on the date of distribution, then such amounts shall be paid to the Participant's spouse, or if the Participant's spouse is not then living or if the Participant is unmarried or action for divorce or annulment has been filed at the time of death, then, unless the provisions of Section 9.8 apply, such amounts shall be paid to the Participant's estate.

1.2 "Board" means the Board of Directors of the Company, or any committee of the Board authorized to act in its behalf in connection with the Plan.

1.3 "Change of Control" shall mean change in at least 51% ownership interest in the Company by sale, merger or liquidation, dissolution or reorganization.

1.4 "Company" means U.S. LONG DISTANCE CORP., a Delaware corporation, or, to the extent provided in Section 9.7, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or from a transfer or sale of substantially all of the assets of the Company.

1.5 "Company Matching Contribution" means the contribution made by the Company out of its own funds in behalf of a Plan Participant during any Plan Year pursuant to Article 4.

1.6 "Deferred Compensation Accounts" means the Accounts established in the name of a Plan Participant pursuant to Article 5. One of such Accounts shall be designated as the "Eligible Compensation Deferral Account" and the other Account shall be designated as the "Company Matching Contribution Account."

1.7 "Disability" means that the Participant is unable to perform the usual and customary duties of his or her regular job and is unable to work elsewhere in the Company in a capacity for which the Participant is suited by education, training, or experience, for a period of six (6) months as a result of illness or injury.

1.8 "Eligible Compensation" means the base compensation payable to a Participant

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                                                                        Page 6

    by the Company for individual performance.

1.9 "Eligible Compensation Deferral Contribution" means the contribution credited to a Participant's Eligible Compensation Deferral Account resulting from a deferral from Eligible Compensation under and in accordance with the terms of the Plan during any Plan Year.

1.10 "Interest Crediting Rate" means the interest rate declared by the Company which will be credited at least annually to a Participant's Deferred Compensation Accounts. For the first Plan Year, the interest rate shall be declared by the Company at the inception of the Plan and shall apply until the end of that year. Thereafter, the interest rate shall be declared by the Company by December 15th of each year for the following Plan Year. If it is not declared by that time, the rate for the following year shall be the prime rate of interest declared by the Frost National Bank of San Antonio plus two percent (2%), determined as of December 15th.

1.11 "Participant" means an employee of the Company who qualifies to participate in the Plan under the eligibility requirements set forth in Article 2 and who elects to participate in the Plan by filing with the Company Participation Enrollment and Election Forms.

1.12 "Plan" means the Executive Compensation Deferral Plan provided for herein for selected management and/or highly compensated employees of the Company.

1.13 "Plan Entry Date" shall mean the effective date of the Plan, the date an Employee first becomes an Eligible Employee (as defined in Article 2), and each January 1st thereafter.

1.14 "Plan Year" means each 12-month calendar year.

1.15 "Retirement" means either (i) a Participant's actual early, normal or late retirement from employment with the Company, whether under the terms of the Company's qualified retirement plan or otherwise, or (ii) the Participant's attainment of age 65 if later than actual retirement, as elected by the Participant on the Payout Election Form filed at the time of the Participant's initial election to defer Eligible Compensation under the Plan.

1.16 "Termination for cause" shall mean an employee's termination of employment by the Board of Directors for fraud, embezzlement, or such other egregious and serious act against the Company that warrants immediate termination.

1.17 Interpretation. Words in the masculine gender shall include the feminine, and the singular shall include the plural, and vice versa, unless otherwise required by context. Any headings used herein are for ease of reference only and are not to be construed as to alter the meaning of the substantive provisions of the Plan.

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                                                                        Page 7

                                      ARTICLE 2

                                     ELIGIBILITY

    Selected employees occupying management positions with the Company or its subsidiaries who are determined by the Board from time to time to be eligible to participate in the Plan ("Eligible Employees"). All Eligible Employees may thereafter participate in the Plan beginning on the effective date of the Plan or any Plan Entry Date thereafter.

                                      ARTICLE 3

                       ELIGIBLE COMPENSATION DEFERRAL ELECTION

3.1 Amount of Eligible Compensation Deferral. An employee who is eligible to participate in the Plan may elect effective on a Plan Entry Date to defer all or a portion of his or her Eligible Compensation for a Plan Year by filing with the Company an Annual Deferral Election Form prior to the Plan Year to which such election relates; provided, however, that (i) for employees who are eligible to participate in the Plan upon adoption of the Plan, the election for the first Plan Year may be made with the 30-day period immediately after adoption of the Plan, and (ii) for employees who become eligible to participate in the Plan thereafter, the election for the Plan Year during which they first become eligible may be made within the first pay period immediately after becoming eligible. Deferrals from Eligible Compensation shall be made in equal monthly amounts of up to 100% of a Participant's Eligible Compensation.

3.2 Vesting of Eligible Compensation Deferral. An Eligible Compensation Deferral is 100% vested, unless the employee is terminated for cause, in which case the Eligible Compensation shall be forfeited.

                                      ARTICLE 4

                            COMPANY MATCHING CONTRIBUTIONS

4.1 Amount of Company Matching Contribution. In addition to a Participant's deferral from Eligible Compensation, the Company intends, each Plan Year, to contribute out of its own funds, on behalf of each Participant, an amount equal to the lesser of (a) 100% of the amount of such Participant's deferral from Eligible Compensation for such Plan Year or (b) an amount together with the Eligible Compensation Deferral which actuarially determined would yield a 10-year annuity equal to 50% of the Participant's compensation payable at age 65. Effective for Plan Years beginning on or after January 1, 1996, the amount described in (b) shall in no event be less than $3,000. Further, the interest rate used for purposes of determining the amount required to provide the annuity

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                                                                        Page 8

    described in (b) above shall be the Interest Crediting Rate declared by the Company for the same Plan Year pursuant to Section 5.2. Notwithstanding anything contained in this paragraph, the Company, in its sole discretion, reserves the right at any time for any Plan Year, either
    (i) not to provide such Company Matching Contribution altogether, or (ii) to make a Company Matching Contribution of a different amount, in either case by giving written notice to each affected Participant by December 15th of the prior Plan Year. Any such skipped or reduced Company Matching Contribution shall not be required to be made up in future Plan Years.

4.2 Vesting of Company Matching Contributions. The portion of the Company Matching Contribution Account established for a Participant pursuant to
    Article 5 to which the Participant or the Participant's Beneficiary or Beneficiaries shall be entitled upon the occurrence of one of the payment events specified in Section 6.2 shall be based upon the number of full years of employment with the Company completed by the Participant as of the last day of the plan year prior to the date payment is due under this Plan. Such vested portion shall be determined in accordance with the following schedule:

    YEARS OF SERVICE                          VESTED PORTION
    ----------------                          --------------
     Less than 1 year                              0.00%
     More than 1 and less than 2                  33.33%
     More than 2 and less than 3                  66.66%
     3 years or more                             100.00%
     Change of Control of Company                100.00%
     Termination for Cause                         0.00%

                                      ARTICLE 5

                            DEFERRED COMPENSATION ACCOUNTS

5.1 Establishment of Deferred Compensation Accounts. The Company shall establish and maintain in the name of each Plan Participant two separate accounts (the "Participant's Accounts") designated, respectively, as the "Eligible Compensation Deferral Account" and the "Company Matching Contribution Account." Such Accounts shall be segregated from other accounts on the books and records of the Company and shall together be carried as a contingent liability of the Company to the Participant.

5.2 Eligible Compensation Deferral Account. The Company shall credit to the Eligible Compensation Deferral Account (the "Deferral Account") the amount of each deferral from Eligible Compensation which the Participant elects to make on a timely filed Annual Deferral Election Form. Such amount shall be credited to the Deferral Account as of the day such Eligible Compensation would

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                                                                       Page 9

    otherwise be payable to the Participant.

5.3 Company Matching Contribution Account. The Company shall credit to the Company Matching Contribution Account (the "Matching Account") the amount of each Company Matching Contribution. Such amount shall be credited to the Matching Account on the same day as the Participant's deferral from Eligible Compensation to which it relates is credited to the Participant's Deferral Account.

5.4 Crediting of Interest. From time to time, the Company shall credit each of the Participant's Accounts with interest at the Interest Crediting Rate declared by the Company for that year. Interest on amounts in an Account for less than a full calendar year shall be appropriately pro-rated based upon the number of days within the calendar year such amounts have been in such Account. Interest shall continue to be credited to a Participant's Accounts in the foregoing manner for only as long as the Participant is an employee with the Company and not disabled or deceased. Thereafter, the Company shall credit the Participant's Deferral Account and the vested Matching Account with the rate of interest earned on federally insured passbook savings accounts at Frost National Bank of San Antonio, Texas.

                                      ARTICLE 6

                                  PAYMENT OF BENEFIT

6.1 Amount of Benefit. The benefit payable to a Participant or a Participant's Beneficiary or Beneficiaries shall be equal to 100% of the value of such Participant's Deferral Account, unless terminated for cause, plus the vested percentage of the value of such Participant's Matching Account, "value" in each case to be determined in accordance with Article 5 as of the date of the applicable payment event specified in Section 6.2, except, in the event of a Participant's death, the Participant's Beneficiary or Beneficiaries shall be entitled to a minimum benefit in an amount equal to twelve (12) times the monthly base compensation which the Participant received as of the month prior to the Participant's death.

6.2 Payment Events. Benefits shall become due and payable to a Participant or a Participant's Beneficiary or Beneficiaries upon the occurrence of the first to occur of the following events:

    (a)  Retirement of the Participant as defined in Section 1.15;

    (b) Disability of the Participant as defined in Section 1.6, except that the Company may, in its sole discretion, commence benefit payments prior to the date specified in Section 1.6 if the Participant is unable to work for the Company as a result of illness or injury;

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                                                                        Page 10

    (c) The later of any termination of employment or termination of the written employment contract of the Participant;

    (d) Death of the Participant prior to the occurrence of any of the other events specified in this Section 6.2.

6.3 Time and Manner of Payment of Benefits. Benefits payable upon the occurrence of an event specified in Section 6.2 shall be paid, or installment payments shall commence, on the first day of the month next following the occurrence of the event, or as soon thereafter as may reasonably be practicable. Benefits payable upon the occurrence of an event specified in paragraph (a), (b), (c) or (d) of Section 6.2 shall be paid in a lump sum, except that elections of payment in installments with interest over a period of five (5) or ten (10) years signed prior to December 12, 1995 and not subsequently revoked shall be honored. The Retirement of a Participant under Section 1.15 may be changed at any time by means of execution and filing of a new Payout Election Form, but any new Payout Election Form shall not become effective until the date that is two calendar years following the date of the new election. In addition, a Participant who has elected payment of benefits in installment form prior to December 12, 1995 may subsequently elect payment in lump sum form, but such election shall not become effective until two calendar years following the date of the election.

6.4 Death After the Commencement of Installment Benefit Payments. If a Participant dies after the commencement of installment benefit payments but before distribution of the full amount specified in Section 6.1, either
    (i) such payments shall continue to be paid to the Participant's Beneficiary or Beneficiaries, or (ii) the balance due shall be paid to such Beneficiary or Beneficiaries in a lump sum, as elected by the Participant on the Payout Election Form filed with the Company.

6.5 Payment of Benefits From General Assets; Unsecured Creditor Status of Participants. All benefits payable under the Plan to or in behalf of any Participant shall be paid from the general assets of the Company. The Company shall set aside funds with which to discharge its obligations hereunder, and may if it chooses to do so by the purchase of Corporate Owned Life Insurance (COLI) policies on the lives of the Participants or otherwise. Any and all funds which may be so set aside shall remain subject to the claims of the present and future general creditors of the Company in the event of insolvency or bankruptcy, and any recipient of benefits hereunder shall not have any security or other interest in such funds. Neither any Participant, his or her Beneficiary or Beneficiaries, nor any other person shall, under any circumstances, have an interest whatsoever in any particular property or assets of the Company by virtue of the Plan, and the rights of the Participant and his or her Beneficiary or Beneficiaries under the Plan shall be no greater than the rights of a general unsecured creditor of the Company. The right of a Participant or his or her Beneficiary or Beneficiaries

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                                                                        Page 11

    to receive a benefit payment hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her Beneficiary or Beneficiaries shall have any rights, in, to or against any specific assets of the Company. All amounts credited to the Deferred Compensation Accounts of a Participant shall constitute general assets of the Company and, subject to any trust agreement established to hold assets pursuant to this Plan, may be disposed of by the Company at such time and for such purposes as it may deem appropriate in the event of bankruptcy or insolvency.

                                      ARTICLE 7

                                    ADMINISTRATION

7.1 Administration by the Company. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Plan. The Company shall have full power and discretion to administer the Plan in all of its details, and its decision shall be binding. For this purpose, the Company's powers shall include, but shall not be limited to, the following authority, in addition to all other powers provided hereunder:

    (a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

    (b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

    (c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

    (d) To appoint such agents, counsel, accountants, consultants, and other persons as may be required to assist in administering the Plan; and

    (e) To allocate and delegate its responsibilities under the plan and to designate other persons or an administrative committee to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing.

                                      ARTICLE 8

                               AMENDMENT OR TERMINATION

8.1 Amendment or Termination. The Company intends the Plan to be permanent, but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such

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                                                                       Page 12

    amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution.

8.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the value of any Deferred Compensation Account held hereunder as of the effective date of such amendment or termination.

                                    ARTICLE 9

                                 GENERAL PROVISIONS

9.1 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or by any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

9.2 No Enlargement of Employee Rights. No Participant shall have any right to receive a benefit payment under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

9.3 Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit payment under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor may any such interest or right to receive a benefit payment be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims of alimony, support or separate maintenance, or claims in bankruptcy proceedings.

9.4 Applicable Law. The Plan shall be construed and administered under the laws of the State of Texas.

9.5 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving, and giving a valid receipt for, such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian, conservator or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and shall constitute a complete discharge of any liability of the Company and the Plan therefor.

9.6 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall

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                                                                       Page 13

    be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 8.2.

9.7 Unclaimed Benefits. Each Participant shall keep the Company informed of his or her current address and the current address of his or her Beneficiary or Beneficiaries. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three (3) years after the date on which payment of the Participant's benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period, provided that proof of death satisfactory to the Plan Administrator is provided. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Beneficiary or Beneficiaries of the Participant, and is further unable to locate a spouse, dependent or descendant of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to or in behalf of such Participant or Beneficiary, and such benefits shall be irrevocably forfeited.

9.8 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any Individual acting as employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary, or other person for any claim, loss, liability or expense incurred in connection with the Plan.

                                   ARTICLE 10

                               CLAIMS FOR BENEFITS

10.1 Claims Procedure. The Plan Administrator shall make all determinations as to the right of a Participant or Beneficiary to a benefit under the Plan. If any person does not receive the benefit to which he or she believes he or she is entitled under this Plan, said person may file a claim for benefits in writing which shall be signed by the Participant, Beneficiary or legal representative of a Participant or Beneficiary. Claims shall be granted or denied within 30 days after receipt unless additional time is required because of special circumstances. If additional time is required, the claimant will be notified in writing before the expiration of 30 days from the receipt of the claim. In no event shall the time for reaching a decision with respect to a claim be extended beyond 180 days after receipt of the claim.

     In the event that the Plan Administrator denies a claim for benefits, the claimant will be notified in writing. Such notice shall set forth the specific reasons for the denial, the specific provisions of this Plan on which the denial is based, a description of any additional materials or information necessary to perfect the claim along with an explanation of why such material or information is necessary, and an explanation of the claim review procedure.

     If no action is taken by the Plan Administrator on a claim within 30 days after its receipt, or, if the period for considering the claim has been extended, then if no action is taken within 180 days after receipt of the claims, the claim shall be deemed to be denied for purposes of the following review procedure.

10.2 Review Procedure. If a claim is denied in whole or in part, the claimant may request the Board to review the decision with the Plan Administrator, neither body to include the claimant. This request must be made in writing within 30 days after the claim has been denied or is deemed to be denied under Section 10.1 and must set forth all of the grounds upon which the request is based, any facts in support of the request, and any issues or comments which the claimant considers relevant to the review. In preparing a request for review, the claimant will be entitled to review any documents which are pertinent to his or her claim at the office of the Company during regular business hours.

     The Board of Directors shall act upon each request for review as soon as possible but not later than 60 days after the request for review is received.

     The Board of Directors shall make an independent determination concerning the claim for benefits under this Plan and shall give written notice of its decision to the claimant. The decision of the Board of Directors on any claim review shall be final.

     If the Board of Directors fails to deliver a decision within 60 days after receipt of the request for review, the claim shall be deemed denied on review.

     IN WITNESS WHEREOF, U.S. LONG DISTANCE CORP. has caused this instrument to be executed by its duly authorized officer this 19th day of December, 1995, effective as of the 12th day of December, 1995.

ATTEST:                               U.S. LONG DISTANCE CORP.


/s/ JENNIFER B. HARVEY                 By:  /s/ LARRY M. JAMES
-------------------------------            -----------------------------
Assistant Secretary                    Name:     Larry M. James
                             Title:    President